EXECUTION COPY

CERTIFICATE OF DESIGNATION
OF
THE RELATIVE RIGHTS AND PREFERENCES
OF
THE SERIES A CONVERTIBLE PREFERRED STOCK
OF
ACTIVECARE, INC.

     The undersigned, the Chief Executive Officer of ActiveCare, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the following resolution creating a series of preferred stock, par value $0.00001 per share, designated as Series A Convertible Preferred Stock, was duly adopted on September 10, 2009, as follows:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), there hereby is created out of the shares of the Company’s preferred stock, par value $0.00001 per share, authorized in Article V of the Certificate of Incorporation, a series of preferred stock of the Company, to be named “Series A Convertible Preferred Stock,” consisting of One Million (1,000,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.           Designation and Rank. The designation of such series of the preferred stock shall be the Series A Convertible Preferred Stock, par value $0.00001 per share (the “Preferred Stock”). Each share of Preferred Stock shall have a stated value of $1.75 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the “Stated Value”). The maximum number of shares of Preferred Stock shall be One Million (1,000,000) shares. The Preferred Stock shall rank senior to the Company’s common stock, par value $0.00001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Preferred Stock (“Junior Stock”). The Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Series A Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) among the Company and the initial holders of the Preferred Stock (such initial holders and each subsequent holder of the Preferred Stock, a “Holder”).

2.           Dividends.

(a)           Payment of Dividends. Commencing on the date of the initial issuance (the “Issuance Date”) of the Preferred Stock, the Holders of record of shares of Preferred Stock shall be entitled to receive dividends at the rate of eight percent (8%) of the Stated Value per share per annum (the “Dividend Payment”), and no more, which shall be cumulative, accrue daily and be payable quarterly commencing on December 31, 2009. Dividends are payable at the option of the Company in cash or, subject to the Equity Conditions (as defined below) being satisfied, in registered shares of Common Stock; provided, however, that prior to the six (6) month anniversary of the Issuance Date dividends may be payable in restricted shares of Common Stock, and, during such six (6) month period, the Company shall not be required to satisfy subclause (i) of the Equity Conditions in order to pay dividends in shares of Common Stock.  If the Company elects to pay any dividend in shares of Common Stock, the number of shares of Common Stock to be issued to the Holder shall be an amount equal to the greater of (x) the quotient of (i) the Dividend Payment divided by (ii) $1.00 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) or (y) the quotient of (i) the Dividend Payment divided by (ii) ninety percent (90%) of the average of the VWAP (as defined below) for the five (5) trading days immediately preceding the date the Dividend Payment is due; provided, however, in the event that ninety percent (90%) of the average of the VWAP for the five (5) trading days immediately preceding the date the Dividend Payment is due shall be less than $1.00 (as adjusted for appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction), at the option of the Super Majority Holders (as defined in Section 3(a) below), the Dividend Payment shall be payable only in cash. If the Company elects to pay any dividend in shares of Common Stock, the Company will give the Holders of record of shares of Preferred Stock twenty (20) trading days notice prior to the date of the applicable Dividend Payment. In the case of shares of Preferred Stock outstanding for less than a full year, dividends shall be pro rated based on the portion of each year during which such shares are outstanding. Dividends on the Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Junior Stock. Such dividends shall accrue on each share of Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking pari passu with the Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Stock.

(b)           For purposes hereof, “Equity Conditions” means (i) a registration statement providing for the resale of shares of the Common Stock issuable upon conversion of the Preferred Stock, and any dividends accrued thereon, is effective and has been effective, without lapse or suspension of any kind, for a period thirty (30) consecutive calendar days, or the shares of Common Stock into which the Preferred Stock can be converted or paid as dividends may be offered for sale to the public without the requirement to be in compliance with Rule 144(c)(1) of the Securities Act of 1933, as amended (the “Securities Act”), and otherwise without restriction or limitation pursuant to Rule 144 under the Securities Act, (ii) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the Trading Market (as defined below) on which the Common Stock is then listed or quoted, (iii) the Company is in material compliance with the terms and conditions of this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) and has honored all prior conversions of Preferred Stock pursuant to the terms hereof; (iv) all shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants (as defined in the Purchase Agreement) are then (a) authorized and reserved for issuance and (b) listed or quoted on a Trading Market; and (v) the Holder(s) of the Preferred Stock is not in possession of any material non-public information.

(c)           For purposes hereof, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (as defined in Section 2(d) below), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an Independent Appraiser (as defined in Section 2(e) below) selected in good faith by the Holders of a majority of the Preferred Stock then outstanding and reasonably acceptable to the Company.

(d)           For purposes hereof, “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

(e)           For purposes hereof, “Independent Appraiser” means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Company or the Holder of any Preferred Stock.

(f)           So long as any shares of Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock, unless at the time of such dividend or distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Preferred Stock.

(g)           In the event of a dissolution, liquidation or winding up of the Company pursuant to Section 4 hereof, all accrued and unpaid dividends on the Preferred Stock shall be payable on the date of payment of the preferential amount to the Holders of Preferred Stock. In the event of (i) a mandatory redemption pursuant to Section 9 hereof or (ii) a redemption upon the occurrence of a Major Transaction (as defined in Section 8(c) hereof) or a Triggering Event (as defined in Section 8(d) hereof), all accrued and unpaid dividends on the Preferred Stock shall be payable on the date of such redemption. In the event of a voluntary conversion pursuant to Section 5(a) hereof, all accrued and unpaid dividends on the Preferred Stock being converted shall be payable on the Conversion Date (as defined in Section 5(b)(i) hereof).

(h)           For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other equity securities of the Company, or the purchase or redemption of shares of the Company (other than redemptions set forth in Section 8 below or repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3.           Voting Rights.

(a)           Class Voting Rights. The Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) hereof). So long as any shares of the Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the Holders of at least seventy-five percent (75%) of the Preferred Stock outstanding at the time (the “Super Majority Holders”), given in person or by proxy, either in writing or at a meeting, in which the Holders of the Preferred Stock vote separately as a class: (i) authorize, create, issue, increase or decrease the authorized or issued amount of any class or series of stock (other than any class or series of Junior Stock), including but not limited to the issuance of any more shares of Preferred Stock, ranking pari passu or senior to the Preferred Stock, with respect to maturity dates, dividend payments, redemption features or distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company’s Junior Stock (other than repurchases from employees of the Company not to exceed $50,000 in the aggregate amount per fiscal year, or provided that all dividends have been paid upon the Preferred Stock, repurchases pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended, of up to $50,000 per fiscal year and repurchases pursuant to any contractual redemption obligations existing as of the date hereof as disclosed in the Company’s public filings with the Securities and Exchange Commission); (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company’s outstanding securities; (vii) voluntarily file for bankruptcy, liquidate the Company’s assets or make an assignment for the benefit of the Company’s creditors; (viii) change the nature of the Company’s business; or (ix) enter into any agreement with respect to the foregoing.

(b)           General Voting Rights. Subject to the limitations set forth in Section 7 herein, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

4.           Liquidation Preference.

(a)           In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the Holders of shares of Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to one hundred percent (100%) of the Stated Value per share (the “Liquidation Preference Amount”) of the Preferred Stock plus any accrued and unpaid dividends and liquidated damages owed under the Transaction Documents before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends and liquidated damages payable to the Holders of outstanding shares of the Preferred Stock and any series of preferred stock or any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Preferred Stock, then all of said assets will be distributed among the Holders of the Preferred Stock and the other classes of stock ranking pari passu with the Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the Holders of a majority of the Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each Holder of the outstanding shares of Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends and liquidated damages to which such Holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends and liquidated damages to which each Holder is entitled, such Holders of shares of Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)           A consolidation or merger of the Company, other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation, and a sale, lease, transfer or other disposition of all or substantially all of the assets of, or an exclusive license to a third party of the key technology of, the Company shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.

(c)           Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the Holders of record of the Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5.           Conversion. The Holders of Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)           Right to Convert. At any time on or after the Issuance Date, the Holder of any such shares of Preferred Stock may, at such Holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the per share Stated Value of the shares of Preferred Stock being converted, divided by (ii) the Conversion Price (as defined in Section 5(c) below) then in effect as of the date of the delivery by such Holder of its notice of election to convert. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the Holders of Preferred Stock. In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each Holder of shares of Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof) and (ii) state the amount per share of Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b)           Mechanics of Voluntary Conversion. The Voluntary Conversion of Preferred Stock shall be conducted in the following manner:

(i)           Holder’s Delivery Requirements. To convert Preferred Stock into full shares of Common Stock on any date (the “Conversion Date”), the Holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at (801) 974-9553, Attention: Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date the original certificates representing the shares of Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)           Company’s Response. Upon receipt by the Company of a facsimile copy of a Conversion Notice, the Company shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder. Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully executed Conversion Notice, issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a Holder’s behalf via DWAC if such conversion is in connection with a sale and the Company and the Transfer Agent are participating in DTC through the DWAC system. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of shares of Preferred Stock not converted.

(iii)           Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the Holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the Holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such Holder’s Conversion Notice. If such Holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the Holder, then the Company shall within one (1) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the Holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the Holder’s calculation was correct, or by the Holder, in the event the Company’s calculation was correct, or equally by the Company and the Holder in the event that neither the Company’s nor the Holder’s calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv)           Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)           Company’s Failure to Timely Convert. If within three (3) business days of the Company’s receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day) (the “Delivery Date”) the Transfer Agent shall fail to issue and deliver to a Holder the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of the Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Preferred Stock to which such Holder is entitled pursuant to Section 5(b)(ii) (a “Conversion Failure”), in addition to all other available remedies which such Holder may pursue hereunder and under the Purchase Agreement (including indemnification pursuant to Article VI thereof), the Company shall pay additional damages to such Holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis pursuant to Section 5(b)(ii) and to which such Holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the Holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such Holder without violating Section 5(b)(ii) and (B) the Closing Bid Price (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such Holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made. The term “Closing Bid Price” shall mean (a) the closing bid price per share of the Common Stock on such date on a Trading Market on which the Common Stock is then listed, or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on a registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five days preceding such date of determination, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority of the outstanding shares of Preferred Stock.

(vi)           Buy-In Rights. In addition to any other rights available to the Holders of Preferred Stock, if the Company fails to cause its Transfer Agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Preferred Stock on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of Preferred Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Preferred Stock that the Company was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the shares of Preferred Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Stock as required pursuant to the terms hereof.

(c)           Conversion Price.

(i)           The term “Conversion Price” shall mean $1.75, subject to adjustment under Section 5(d) hereof. Notwithstanding any adjustment hereunder, at no time shall the Conversion Price be greater than $1.75 per share except if it is adjusted pursuant to Section 5(d)(i).

(ii)           Notwithstanding the foregoing to the contrary, if during any period (a “Black-out Period”), a Holder of Preferred Stock is unable to trade any Common Stock issued or issuable upon conversion of the Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of any registration statement or because the Company has otherwise informed such Holder of Preferred Stock that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the Holder of Preferred Stock), such Holder of Preferred Stock shall have the option but not the obligation on any Conversion Date within ten (10) trading days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder of Preferred Stock that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten (10) trading days thereafter.

(d)           Adjustments of Conversion Price.

(i)           Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)           Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however,  that no such adjustment shall be made if the Holders of Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii)           Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d)(iii) with respect to the rights of the Holders of the Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv)           Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder of each share of Preferred Stock shall have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by Holders of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)           Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of the outstanding voting securities of the Company prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the Holder of each share of Preferred Stock shall have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) with respect to the rights of the Holders of the Preferred Stock after the Organic Change to the end that the provisions of this Section 5(d)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)           Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company shall at any time following the Issuance Date issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(d) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued on or prior to the Issuance Date) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration (in which case such Additional Shares of Common Stock shall be deemed to have been issued at a price per share of $.00001), the Conversion Price then in effect upon each such issuance shall be adjusted to the price equal to the consideration per share paid for such Additional Shares of Common Stock. No adjustment of the number of shares of Common Stock shall be made under paragraph (vi) of Section 5(d) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(d)(vii).

(vii)           Issuance of Common Stock Equivalents. The provisions of this Section 5(d)(vii) shall apply if (a) the Company, at any time after the Issuance Date, shall issue any evidences of indebtedness, shares of capital stock or securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Preferred Stock, or (b) any rights or warrants or options to purchase or subscribe for any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in subsection (vi) of this Section 5(d). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(viii)           Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(A)           in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(B)           in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(d)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(ix)           Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(x)           Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date (so long as the conversion or exercise price in such securities are not amended to lower such price (except as the result of stock dividends, subdivisions or combinations) and/or adversely affect the Holders), (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iv) shares of Common Stock or options issued to employees, officers, consultants or directors of the Company pursuant to any stock or option plan duly adopted for such purpose by (A) a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose and (B) a majority of the Company’s stockholders (provided that any such issuances to employees, officers, consultants or directors shall be restricted with no registration rights, and shall not exceed 750,000 shares and/or options, in the aggregate (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction)) and (v) securities issued as payment of dividends on the Preferred Stock.

(e)           No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of the Preferred Stock against impairment. In the event a Holder shall elect to convert any shares of Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such Holder in an amount equal to 120% of the Stated Value of the Preferred Stock such Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(f)           Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of such Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the Holder of such affected Preferred Stock, at any time, furnish or cause to be furnished to such Holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g)           Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock in payment of dividends under Section 2 or on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any Holder in connection with any such conversion.

(h)           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the Holder of record at its address appearing on the books of the Company. The Company will give written notice to each Holder of Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such Holder prior to such information being made known to the public. The Company will also give written notice to each Holder of Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such Holder prior to such information being made known to the public.

(i)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(j)           Reservation of Common Stock. The Company shall, so long as any shares of Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock equal to at least one hundred twenty percent (120%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Preferred Stock based on the number of shares of Preferred Stock held by each Holder of record at the time of issuance of the Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Preferred Stock shall be allocated to the remaining Holders of Preferred Stock, pro rata based on the number of shares of Preferred Stock then held by such Holder.

(k)           Retirement of Preferred Stock. Conversion of Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such Holder at the expense of the Company, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(l)           Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6.           No Preemptive Rights. Except as provided in Section 5 hereof and in the Purchase Agreement, no Holder of the Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.           Conversion Restriction. Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a Holder of shares of Preferred Stock convert shares of the Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such Holder and its affiliates at such time to exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, the number of shares of Common Stock which would result in such Holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock outstanding at such time (the “Maximum Percentage”). Likewise, the Company shall not give effect to any voting rights of the shares of Preferred Stock, and any holder of shares of Preferred Stock shall not have the right to exercise voting rights with respect to any shares of Preferred Stock pursuant hereto, to the extent that giving effect to such voting rights would cause such Holder (together with its affiliates) to be deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise of voting rights. Notwithstanding the foregoing,  upon a Holder of Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(h) hereof) (the “Waiver Notice”) that such Holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Preferred Stock referenced in the Waiver Notice. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock issuable upon conversion of the portion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted portion of such Holder’s shares of Preferred Stock and (B) the exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any warrants purchased pursuant to the Purchase Agreement) beneficially owned by such Holder.

8.           Redemption.

(a)           Redemption Option Upon Major Transaction. In addition to all other rights of the Holders of Preferred Stock contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), each Holder of Preferred Stock shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s shares of Preferred Stock at a price per share of Preferred Stock equal to one hundred twenty-five percent (125%) of the Stated Value, plus any accrued but unpaid dividends and liquidated damages (the “Major Transaction Redemption Price”).

(b)           Redemption Option Upon Triggering Event. In addition to all other rights of the Holders of Preferred Stock contained herein, after a Triggering Event (as defined below), each Holder of Preferred Stock shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s shares of Preferred Stock at a price per share of Preferred Stock equal to one hundred twenty-five percent (125%) of the Stated Value, plus any accrued but unpaid dividends and liquidated damages (the “Triggering Event Redemption Price” and, collectively with the “Major Transaction Redemption Price,” the “Redemption Price”).

(c)           “Major Transaction”. A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i)           the consolidation, merger or other business combination of the Company with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (B) a consolidation, merger or other business combination in which Holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

(ii)           the sale or transfer of more than thirty-five (35%) of the Company’s assets other than inventory in the ordinary course of business in one or a related series of transactions; or

(iii)           closing of a purchase, tender or exchange offer made to the holders of more than thirty-five percent (35%) of the outstanding shares of Common Stock in which more than thirty-five percent (35%) of the outstanding shares of Common Stock were tendered and accepted.

(d)           “Triggering Event”. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)           the passage of twelve (12) months following the Issuance Date;

(ii)           so long as any shares of Preferred Stock are outstanding, the effectiveness of a registration statement, after it becomes effective, (i) lapses for any reason (including, without limitation, the issuance of a stop order) and such lapse continues for a period of thirty (30) consecutive trading days, or (ii) is unavailable to the Holder of the Preferred Stock for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of thirty (30) consecutive trading days, and the shares of Common Stock into which such Holder’s Preferred Stock can be converted cannot be sold in the public securities market without the requirement to be in compliance with Rule 144(c)(1) of the Securities Act and otherwise without restriction or limitation pursuant to Rule 144 of the Securities Act;

(iii)           the Company’s notice to any Holder of Preferred Stock, including by way of public announcement, at any time, of its inability to comply (including for any of the reasons described in Section 9) or its intention not to comply with proper requests for conversion of any Preferred Stock into shares of Common Stock;

(iv)           the Company’s failure to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designation within ten (10) business days after the receipt by the Company of the Conversion Notice and the Preferred Stock Certificates;

(v)           the Company shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five (5) calendar days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of a Conversion Failure within five (5) calendar days of the date due and payable;

(vi)           the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to any Holder upon a conversion  of any Preferred Stock hereunder;

(vii)           the Company shall redeem more than a de minimis number of  shares of Junior Stock other than as to repurchases of Common Stock or Common Stock Equivalents (as such term is defined in the Purchase Agreement) from departing officers and directors, provided that, while any of the Preferred Stock remains outstanding, such repurchases do not exceed an aggregate of $50,000 from all officers and directors;

(viii)           the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

(ix)           the Company deregisters its shares of Common Stock and as a result such shares of Common Stock are no longer publicly traded;

(x)           the Company consummates a “going private” transaction and as a result the Common Stock is no longer registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(xi)           the Company shall fail to timely comply in any respect with its reporting and filing obligations under the Exchange Act such that the Company is not in compliance with Rule 144(c)(1) of the Securities Act;

(xii)           the Company fails to be listed for trading or quotation on a Trading Market within six (6) months following the date hereof;

(xiii)           following its listing on a Trading Market, the Common Stock shall fail to be listed or quoted for trading on a Trading Market for more than five (5) trading days, which need not be consecutive trading days;

(xiv)           any monetary judgment, writ or similar final process shall be entered or filed against the Company, any subsidiary or any of their respective property or other assets for greater than $100,000, and such judgment, writ or similar final process shall remain unpaid, unbonded or unstayed for a period of 45 calendar days; or

(xv)           unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Company breaches any representation, warranty, covenant or other term or condition of the Purchase Agreement, this Certificate of Designation or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of a least twenty (20) business days.

(e)           Mechanics of Redemption at Option of Buyer Upon Major Transaction. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to each Holder of Preferred Stock. At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), any Holder of Preferred Stock then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Major Transaction, all of the Holder’s Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer Upon Major Transaction”) to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate the number of shares of Preferred Stock that such Holder is electing to have redeemed.

(f)           Mechanics of Redemption at Option of Buyer Upon Triggering Event. Within one (1) business day after the Company obtains knowledge of the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder of Preferred Stock. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Stock then outstanding may require the Company to redeem all of such Holder’s Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer Upon Triggering Event”) to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate the number of shares of Preferred Stock that such Holder is electing to have redeemed.

(g)           Payment of Redemption Price at Option of Buyer. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer Upon Triggering Event or a Notice(s) of Redemption at Option of Buyer Upon Major Transaction from any Holder of Preferred Stock, the Company shall immediately notify each Holder of Preferred Stock by facsimile of the Company’s receipt of such Notice(s) of Redemption at Option of Buyer Upon Triggering Event or Notice(s) of Redemption at Option of Buyer Upon Major Transaction and each Holder which has sent such a notice shall promptly submit to the Company such Holder’s Preferred Stock Certificates which such Holder has elected to have redeemed. The Redemption Price shall be payable in cash or other immediately available funds to any Holder submitting a Notice of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer Upon Triggering Event within three (3) business days following the Company’s receipt of such Notice of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer Upon Triggering Event, as the case may be, provided that a Holder’s Preferred Stock Certificate representing the number of shares of Preferred Stock to be redeemed shall have been previously delivered to the Company (or an indemnification undertaking with respect to such shares in the case of  their loss, theft or destruction) shall have been delivered to the Company.  If the Company is unable to redeem all of the Preferred Stock to be redeemed, whether in connection with a Major Transaction or Triggering Event, the Company shall redeem an amount from each Holder of Preferred Stock being redeemed equal to such Holder’s pro-rata amount of all Preferred Stock being redeemed. If the Company shall fail to redeem all of the Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such Holder of Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, the applicable Redemption Price payable in respect of such unredeemed Preferred Stock shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid applicable Redemption Price in full to a Holder of shares of Preferred Stock submitted for redemption, such Holder shall have the option (the “Void Redemption Option”) to, in lieu of redemption, require the Company to promptly return to such Holder(s) all of the shares of Preferred Stock that were submitted for redemption by such Holder(s) under this Section 8 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Redemption Notice”). Upon the Company’s receipt of such Void Redemption Notice(s) and prior to payment of the full applicable Redemption Price to such Holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, shall be null and void with respect to those shares of Preferred Stock submitted for redemption and for which the applicable Redemption Price has not been paid and (ii) the Company shall immediately return any Preferred Stock submitted to the Company by each Holder for redemption under this Section 8 and for which the applicable Redemption Price has not been paid and (iii) the Conversion Price of such returned shares of Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Major Transaction or Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. A Holder’s delivery of a Void Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice other than interest payments. Payments provided for in this Section 8 shall have priority to payments to other stockholders in connection with a Major Transaction.

(h)           Company’s Redemption Option. At any time, or from time to time, the Company may redeem all or a portion of the Preferred Stock outstanding upon twenty (20) business days prior written notice (the “Company’s Redemption Notice”) at a price per share of Preferred Stock equal to one hundred twenty percent (120%) of the Stated Value plus any accrued but unpaid dividends and liquidated damages; provided, that if a Holder has delivered a Conversion Notice to the Company or delivers a Conversion Notice prior to the Company’s Redemption Date (as defined below), all of the shares of Preferred Stock designated to be redeemed may be converted by such Holder; provided, further, that if during the period between delivery of the Company’s Redemption Notice and the Company’s Redemption Date a Holder is or shall become entitled to deliver a Notice of Redemption at Option of Buyer Upon Major Transaction or Notice of Redemption at Option of Buyer upon Triggering Event, then the right of such Holder to deliver such a notice shall take precedence over the previously delivered Company’s Redemption Notice. The Company’s Redemption Notice shall state the date of redemption which date shall be the twenty-first (21st) business day after the Company has delivered the Company’s Redemption Notice (the “Company’s Redemption Date”), the Company’s Redemption Price and the number of shares to be redeemed by the Company. The Company shall not send a Company’s Redemption Notice unless it has good and clear funds for a minimum of the amount it intends to redeem in a bank account controlled by the Company. The Company shall deliver the Company’s Redemption Price to the Holder(s) on the Company’s Redemption Date; provided, that if a Holder delivers a Conversion Notice before the Company’s Redemption Date, then the portion of the Company’s Redemption Price which would be paid to redeem the shares of Preferred Stock covered by such Conversion Notice shall be returned to the Company upon delivery of the Common Stock issuable in connection with such Conversion Notice to such Holder. On the Company’s Redemption Date, the Company shall pay the Company’s Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the Holder(s) on a pro rata basis. If the Company fails to pay the Company’s Redemption Price by the Company’s Redemption Date, the redemption will be declared null and void and the Company shall lose its right to serve a Company’s Redemption Notice in the future.

9.           Inability to Fully Convert.

(a)                     Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale under any registration statement that may have been filed to register the resale of the Common Stock into which the Preferred Stock may be converted for any reason, including, without limitation, because the Company (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a Holder of Preferred Stock pursuant to a Conversion Notice or (y) subsequent to the effective date of any such registration statement, fails to have a sufficient number of shares of Common Stock registered for resale under such registration statement, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such Holder’s Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Preferred Stock, the Holder, solely at such Holder’s option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i)           require the Company to redeem from such Holder those Preferred Stock for which the Company is unable to issue Common Stock in accordance with such Holder’s Conversion Notice (“Mandatory Redemption”) at a price per share equal to the Redemption Price (the “Mandatory Redemption Price”);

(ii)           if the Company’s inability to fully convert Preferred Stock is pursuant to Section 9(a)(y) above, require the Company to issue restricted shares of Common Stock in accordance with such Holder’s Conversion Notice and pursuant to Section 5(b)(ii) above;

(iii)           void its Conversion Notice and retain or have returned, as the case may be, the shares of Preferred Stock that were to be converted pursuant to such Holder’s Conversion Notice (provided that a Holder’s voiding its Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice); or

(iv)           exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 5(b)(vi) hereof.

(b)           Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile to a Holder of Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such Holder that cannot be fully satisfied as described in Section 9(a) above, a notice of the Company’s inability to fully satisfy such Holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such Holder’s Conversion Notice, (ii) the number of shares of Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such Holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c)           Payment of Redemption Price. If such Holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price to such Holder within three (3) business days of the Company’s receipt of the Holder’s Notice in Response to Inability to Convert, provided that prior to the Company’s receipt of the Holder’s Notice in Response to Inability to Convert the Company has not delivered a notice to such Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Conversion Shares issuable to such Holder can and will be delivered to the Holder in accordance with the terms of Section 5(b)(ii). If the Company shall fail to pay the applicable Mandatory Redemption Price to such Holder on a timely basis as described in this Section 9(c), in addition to any remedy such Holder of Preferred Stock may have under this Certificate of Designation and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.0% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such Holder, such Holder may (i) void the Mandatory Redemption with respect to those shares of Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such Preferred Stock, and (iii) require that the Conversion Price of such returned shares of Preferred Stock be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Redemption.

(d)           Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one Holder of Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each Holder of Preferred Stock electing to have Preferred Stock converted and redeemed at such time an amount equal to such Holder’s pro-rata amount of all shares of Preferred Stock being converted and redeemed at such time.

10.           Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the Super Majority Holders, in addition to any other corporate approvals then required to effect such action, shall be required (a) for any change to this Certificate of Designation or the Company’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Stock or (b) for the issuance of shares of Preferred Stock other than pursuant to the Purchase Agreement.

11.           Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such shares of Preferred Stock into Common Stock.

12.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13.           Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Preferred Stock and shall not be construed against any person as the drafter hereof.

14.                Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder of Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

EXECUTION COPY

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 10th day of September, 2009.

ACTIVECARE, INC.

By:	/s/ James J. Dalton
Name: James J. Dalton
Title: Chief Executive Officer

Signature Page to Series A Convertible Preferred Stock Certificate of Designation

EXHIBIT I

ACTIVECARE, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Preferred Stock of ActiveCare, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Preferred Stock, par value $0.00001 per share (the “Preferred Shares”), of ActiveCare, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.00001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion

Number of Preferred Shares to be converted:

The Common Stock has been sold pursuant to an effective registration statement:

Yes:           ☐           No: ☐

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:_____________________
Title:
Dated________________